Exhibit 10.3n
Appendix 1
UK Sub-Plan
The provisions of this Appendix 1 modify the Plan in respect of any Awards granted under it to Participants who are resident in the United Kingdom.
Adopted by the Administrator as of 20th January 2026, pursuant to and in accordance with Rule 24 of the Plan.
INTRODUCTION
The purpose of this Sub-Plan is to provide for alterations and amendments to the 2021 Plan in respect of its operation in the United Kingdom, so as to facilitate the participation of United Kingdom employees in the Plan.
Words and expressions defined in the Plan shall have the same meaning when used in the Sub Plan (unless otherwise stated herein) and all references to the Plan shall be to the Plan as amended by the Sub Plan. The provisions of the Plan shall apply to the provisions of the Sub Plan except where expressly varied herein. References to Rules in the Sub Plan are references to Rules of the Plan. In the event of any discrepancy between the provisions of the Plan and the provisions of the Sub Plan, the provisions of the Sub Plan shall take precedence.
The Plan will apply to the grant of Awards under this Appendix 1, expect as specified in this Appendix 1.
OPERATIVE PROVISIONS
The definition of “Eligible Individual” set forth in Rule 2 is amended to include the words underlined below and deletion of the words shown in strikethrough:
“Eligible Individual” means any bona fide Employee (including, for the avoidance of doubt, a director who is also a bona fide employee)~~, Non-Employee Director or Consultant~~.
The definition of “Parent” set forth in Rule 2 shall be amended to include the words underlined below:
“Parent” means a “parent corporation”, whether now or hereafter existing, as defined in Section 424(e) of the Code, provided that such corporation of other entity is a member of the same group as the Company for the purposes of Articles 60 of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005.
The definition of “Subsidiary” set forth in Rule 2 shall be amended to include the words underlined below:
“Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code, provided that such corporation of other entity is a member of the same group as the Company for the purposes of Articles 60 of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005.
Rule 2 of the Plan shall be amended to include the following definitions:
“Data” means certain personal information about the Participant, including, but not limited to, name, home address and telephone number, date of birth, national insurance number, salary, nationality, job-title, any stock, units or directorships held in the Company or any subsidiary, details of all options or other entitlement to shares awarded, cancelled, exercised, vested, unvested, or outstanding in the Participants.

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“HMRC” means His Majesty’s Revenue & Customs (in the United Kingdom).
“ITEPA” means the Income Tax (Earnings & Pensions) Act 2003 (as amended, modified, replace or restated from time to time) of the United Kingdom.
“Tax” means any present or future tax (including, for the avoidance of doubt, any employee national insurance contributions), levy, impost, duty, charge, fee, deduction or withholding of any nature, made by any competent authority and interest or penalties in respect thereof.
“Tax Payment” means in respect of the grant or release of an Award:
(a)Tax payable by a participant where the Company or any of its Subsidiaries or any other person (other than the Participant) is required to account to HMRC or another UK or a non-US taxation authority pursuant to any withholding requirements or regulations;
(b)any employees national insurance contributions or non-US equivalent charge payable by a Participant where the Company, any of its Subsidiaries, or any other person (other than the Participant) is required to account to HMRC or a non-US taxation authority; and
(c)at the Committees discretion (so long as notified prior to or in advance of the grant of an Award), employers national insurance contributions or similar social tax in any non-US jurisdiction.
“Sub-Plan” means this UK Sub-Plan to the Company’s 2012 Stock and Incentive Plan.
The general purpose of the Plan in Rule 1 shall be amended to include the words underlined below and deletion of the words shown in strikethrough:
The purposes of this Plan are to attract and retain ~~officers, other~~ bona fide employees (including a director who is also a bona fide employee), ~~directors and consultants~~ of Dicks Sporting Goods Inc. and its subsidiaries who are important to the success and growth of the business of the Company by providing such persons incentives and rewards for performance to help to further align such persons’ interest with those of stockholders of the Company and to promote the success of the Company’s business.
The existing Rule 12 is amended to be 12A and the below is inserted as a new Rule 12B:
(a)The Participant shall pay all Tax Payments and related expenses;
(b)In the case where the Company or and of its Subsidiaries is obliged to make a Tax Payment, unless the Participant has:
(i)paid an amount not less than such Tax Payment to the Company or any of its Subsidiaries; and/ or
(ii)given authority to deduct the Tax Payment from their salary; and/ or
(iii)given irrevocable instructions to the Company for the sale of sufficient Shares on release to realise an amount equal to the Tax Payment and retain the proceeds of such sale;
(iv)then the release of an Award shall not take place.
The existing Rule 12 is amended and the below is inserted as new Rule 12C:

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ITEPA s.431 Election. In the event that any Award acquired or acquisition of shares thereunder falls within the meaning of 'restricted securities' for the purposes of Chapter 2 of Part 7 to ITEPA, it may be a condition of the Award that the Award holder, if specified by the Administrator at any time, enters into a joint election with the Company (or their employer company, if different) under section 431(1) of ITEPA in order to disapply all restrictions attaching to such Stock (in the form prescribed or agreed by HMRC) and in order to elect to pay income tax (if any) computed by reference to the unrestricted market value (as defined in ITEPA) of the Stock no later than 14 days after the acquisition of such Stock (or such longer period as HMRC may direct).
A new Rule 32 shall be added and shall read:
FATCA. By participating in the Sub Plan, each Award holder agrees to give all such assistance and representations and supply or procure to be supplied (including by way of updates) all such information and execute and deliver (or procure the execution and delivery of) all such documents that the Company or Administrator requests in writing for the purpose of enabling it or any Parent or Subsidiary (or the Administrator or any external administrator) to comply with the Foreign Account Tax Compliance Act (“FATCA”), any exchange of information agreement (“IGA”) or any similar, equivalent or related applicable laws, rules or regulations in any jurisdiction. Each Award holder further agrees and authorizes the Company and its Subsidiaries to disclose such information to any governmental authorities (including, but not limited to, HMRC and the Internal Revenue).
A new Rule 33 shall be added and shall read:
Personal data. Personal data relating to Participants and any Eligible Individual may be collected, processed and transferred for any purpose relating to the operation of the Plan in compliance with any applicable laws and any data privacy notice and/or policies of Dick’s Sporting Goods Inc or any of its Subsidiaries in force from time to time.

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